Exhibit 99.1

ARES CAPITAL CORPORATION COMPLETES MERGER
WITH ALLIED CAPITAL CORPORATION

Ares Capital Becomes Largest Business Development Company & Leader In Private Debt For Middle Market Companies

NEW YORK, NY—April 1, 2010—Ares Capital Corporation (NASDAQ: ARCC) announced today that it has completed its merger with Allied Capital Corporation, becoming the largest business development company measured by market capitalization and total portfolio companies under management.

“We are very excited to close our merger with Allied, which we expect to be transformational for our business and beneficial to all of our shareholders,” stated Michael Arougheti, President of Ares Capital.  “With this combination, we believe that Ares Capital is now the clear leader in the middle market sector—with significant market coverage, increased scale, a stronger capital base and competitive relevance, all of which we anticipate will allow us to more fully take advantage of the current attractive investment environment.”

The merger increases Ares Capital’s estimated committed capital under management to approximately $12 billion as of March 31, 2010 and expands its market coverage to a total of 61 dedicated investment professionals located in five offices in New York, Washington, D.C., Los Angeles, Chicago and Atlanta.  With a larger capital base and expanded portfolio as a result of the merger, Ares Capital has the opportunity to substantially increase its average commitment sizes and final investment positions.

As previously announced, Allied Capital stockholders received the right to 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock held immediately prior to the merger (subject to adjustment for fractional shares to be paid in cash), resulting in approximately 58.5 million newly issued shares of Ares Capital common stock.

“Since the signing of the merger agreement, tremendous progress has been made to better position Ares Capital for future growth,” added Arougheti.  “We are already hard at work to continue executing our stated strategy to optimize Allied’s portfolio for higher returns as well as to take advantage of favorable market opportunities.”

At closing, Ares Capital retired in full Allied Capital’s $250 million senior secured term loan arranged by J.P. Morgan Securities Inc. on January 29, 2010.  Ares Capital also assumed all of Allied Capital’s other outstanding debt obligations, including approximately $745 million in Allied’s publicly traded unsecured notes.  As previously disclosed, Ares Capital’s revolving commitments increased by $75 million to $690 million with the closing of the Allied merger.

Ares Capital intends to increase the number of directors from seven to nine in total.  The Ares Capital Board of Directors intends to submit the name of one former member of the Allied Capital Board of Directors to Ares Capital’s Nominating and Governance Committee to fill one of the two vacancies.

Allied Capital shares were delisted from the NYSE and trading ceased at the close of trading on April 1, 2010.

J.P. Morgan Securities Inc. served as financial advisor to Ares Capital and Proskauer Rose LLP, Latham & Watkins LLP, Venable LLP and Willkie Farr & Gallagher LLP served as Ares Capital’s legal counsel.  BofA Merrill Lynch served as financial advisor to Allied Capital and Sutherland Asbill & Brennan LLP served as Allied Capital’s legal counsel. Sullivan & Cromwell LLP served as legal counsel to the Allied Capital Board of Directors.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies.  Ares Capital Corporation invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital Corporation also makes equity investments.  Ares Capital Corporation is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment adviser and alternative asset investment management firm with estimated pro forma committed capital under management of approximately $37 billion as of March 31, 2010.  Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940. For additional information, please visit our website at www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Ares Capital or Allied Capital or the combined company following the merger. Ares Capital cautions readers that any forward-looking information is not a guarantee of future performance, condition or results and involves a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including, among others, future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Factors that may affect future results and condition are described in Ares Capital’s and Allied Capital’s filings with the SEC, each of which is available at the SEC’s web site http://www.sec.gov or http://www.arescapitalcorp.com or http://www.alliedcapital.com, respectively.  Ares Capital disclaims any obligation to update and revise statements made herein based on new information or otherwise.

CONTACT

Carl G. Drake

Ares Capital Corporation

(404) 814-5204